Exhibit 10.11

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

BY AND AMONG

HARVARD SQUARE, LLC,

A WASHINGTON LIMITED LIABILITY COMPANY

AS “DEVELOPED LAND SELLER;”

LDEV, LLC,

A WASHINGTON LIMITED LIABILITY COMPANY

AS “UNDEVELOPED LAND SELLER”;

AND

THE FRESHWATER GROUP, INC.,

AN ARIZONA CORPORATION

AS “BUYER”

DATED AS OF AUGUST 27, 2013

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15.	Interpretation and Applicable Law	30
16.	Amendment	30
17.	Attorneys’ Fees	30
18.	Entire Agreement; Survival	30
19.	Counterparts	30
20.	Time Is of the Essence; Calculation of Time Periods	31
21.	Real Estate Commission	31
22.	Severability	31
23.	Further Assurances	31
24.	Exclusivity	31
25.	Non-Solicitation	31
26.	No Option; Binding Effect	32

EXHIBITS

Exhibit A-1	Legal Description – Developed Land
Exhibit A-2	Legal Description – Undeveloped Land
Exhibit B	Deed
Exhibit C	Bill of Sale, Assignment and Assumption Agreement
Exhibit D	Purchase Agreement Guaranty
Exhibit E	Non-Compete Agreement
Exhibit F	Due Diligence Items
Exhibit G	Rent Roll

SCHEDULES

Schedule 5.2.3	Service Contracts
Schedule 7.1.6	Litigation
Schedule 7.1.26	Current Permits

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PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of August 27, 2013 (the “Effective Date”), by and between Harvard Square LLC, a Washington limited liability company (“Developed Land Seller”); LDEV, LLC, a Washington limited liability company (“Undeveloped Land Seller”, and together with Developed Land Seller, individually and collectively, “Seller” or “Sellers”); and The Freshwater Group, Inc., an Arizona corporation (“Buyer”). Developed Land Seller, Undeveloped Land Seller and Buyer are sometimes each individually referred to as a “Party” and collectively as the “Parties.”

IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Purchase and Sale.   Each Seller, as applicable, hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from each Seller, subject to the terms and conditions of this Agreement, the following (collectively, the “Property”):

1.1           all of Developed Land Seller’s fee simple interest in, to and under that certain real property known as Harvard Square, located in the City and County of Denver, Colorado, inclusive of the real property more particularly described on Exhibit A-1 (the “Developed Land”);

1.2           all of Undeveloped Land Seller’s fee simple interest in, to and under that certain adjacent undeveloped real property, inclusive of the real property more particularly described on Exhibit A-2 (the “Undeveloped Land”) (The Developed Land and the Undeveloped Land are collectively referred to as the “Land”);

1.3           all of Seller’s right, title and interest in, to and under all privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances in, on and under the Land, all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and all easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.4           all improvements and fixtures located on the Developed Land, including, without limitation, the seniors housing community (the “Community”), and all other structures located on the Developed Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Community or the Developed Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Developed Land (collectively, the “Improvements”, and together with the Land, and the Appurtenances, the “Real Property”);

1.5           all of Developed Land Seller’s right, title and interest in and to all tangible personal property now or hereafter located on or in, stored for future use with, or used in

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connection with, the Real Property, excluding all tangible personal property owned or leased by the Residents and Tenants (each as defined below) or other occupants of the Property (the “Personal Property”);

1.6           all of Developed Land Seller’s right, title and interest in, to and under any agreement (including any lease) between a Resident of the Community, on the one hand, and Developed Land Seller or its management company, as Developed Land Seller’s agent, on the other hand (collectively, the “Residency Agreements”), and any real property leases relating to any premises located at the Community other than the Residency Agreements (collectively, the “Non-Residency Leases”), including any right, title and interest of Developed Land Seller in and to any subleases with respect thereto, and including all amendments or modifications thereto or supplements thereof, covering all or any portion of the Community (such Residency Agreements and Non-Residency Leases being referred to, collectively, as the “Leases”, and all persons or entities occupying the Real Property or any part thereof pursuant to Residency Agreements, the “Residents” and all persons or entities occupying the Real Property or any part thereof pursuant to the Non-Residency Leases, the “Tenants”), together with all deposits held in connection with the Leases including, without limitation, all unapplied security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases (“Security Deposits”) as set forth on the Rent Roll (as defined herein);

1.7           to the extent assignable, all right, title and interest in, to and under all intangible property now or hereafter owned by either Seller and used in the ownership, use, operation, occupancy, maintenance or development of the applicable Real Property and Personal Property, including without limitation all (a) licenses, permits, certificates, entitlements, approvals, authorizations and other entitlements issued to or assigned to or otherwise for the benefit of either Seller (the “Permits”); (b) copies of all reports, test results, environmental assessments, surveys, plans, specifications in either Seller’s possession (the “Plans”); (c) warranties and guaranties, if any, held by either Seller from manufacturers, contractors, subcontractors, suppliers and installers (“Warranties”); (d) trade names, trademarks, service marks, building and property names and building signs, including without limitation, the name “Harvard Square” (the “Tradenames”) used in connection with the Community, but excluding all marks owned by Developed Land Seller’s property manager (the “Property Manager”) at the Community; (e) telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Real Property; and (f) other intangible property related to the Real Property, excluding only intangible property owned or leased by the Property Manager, Residents, Tenants or other occupants of the Property (collectively, the “Intangible Property”); and

1.8           to the extent approved by Buyer as set forth herein, all right, title and interest in, to and under the “Assigned Contracts” (as defined in Section 5.2.3 below).

2.            Purchase Price.   The total Purchase Price of the Property shall be Thirty-One Million Five Hundred Thousand and No/100 Dollars ($31,500,000) (“Purchase Price”) as allocated on the Allocation Schedule attached hereto and adjusted by the prorations and adjustments provided elsewhere in this Agreement, and the Purchase Price shall be payable as follows:

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2.1           Deposit.   Within three (3) business days following the mutual execution and exchange of this Agreement, Buyer shall deposit into Escrow (as defined below) the amount of Two Hundred Thousand and No/100 Dollars ($200,000) (the “Initial Deposit”), in the form of a wire transfer payable to First American Title Insurance Company (“Escrow Holder”). Unless this Agreement shall have been terminated pursuant to the provisions hereof prior thereto, no later than three (3) business days following the expiration of the “Due Diligence Period” (as hereinafter defined), Buyer shall deposit with Escrow Holder additional cash or other immediately available funds in the amount of Five Hundred Fifty Thousand and No/100 Dollars ($550,000) (the “Additional Deposit”, and together with the Initial Deposit and all interest accrued thereon, the “Deposit”). Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured, interest bearing money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as directed by Buyer and reasonably acceptable to Seller and interest thereon shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price on the Closing Date. In the event the sale of the Property is not consummated because of (a) a Seller default, (b) the termination of this Agreement by Buyer in accordance with any right to so terminate provided herein, or (c) the failure of any of Buyer’s Closing Conditions (as defined below) to occur, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either Party hereto. The sole remedy for a failure by Buyer to make the Initial Deposit or the Additional Deposit as and when required hereunder shall be for Seller to terminate this Agreement.

2.2           Balance of Purchase Price.   On or before the Closing Date, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, as adjusted by the prorations and adjustments provided for in this Agreement, in immediately available funds by wire transfer made payable to Escrow Holder.

2.3           Independent Contract Consideration.   Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Escrow Holder for delivery to Seller as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.

2.4           Financing.   Following the execution of this Agreement, Buyer shall apply for and thereafter shall use commercially reasonable efforts to obtain for the Property, at Buyer’s sole cost and expense, a loan from an institutional lender for new mortgage financing for the Property on current, commercially customary terms (the “Financing”). If Buyer is unable to obtain the Financing as of Closing, Buyer shall have the right to terminate this Agreement, in its sole discretion, by giving written notice of such election on or prior to the Closing Date, in which event the Deposit shall be returned forthwith to Buyer provided Seller receives the termination notice within sixty (60) days after the Effective Date (the “Financing Contingency Deadline”). Any termination of this Agreement by Buyer solely under this Section 2.4 after the Financing Contingency Deadline shall entitle Seller to receive and retain the Deposit as compensation for the termination but Buyer’s right to terminate under this Section 2.4 is without prejudice to

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Buyer’s other rights to terminate this Agreement as set forth in this Agreement and to have its Deposit refunded to the extent expressly set forth herein.

3.            Title to Property.

3.1           Title Insurance.   At the Closing, each Seller shall convey to Buyer fee simple title to its portion of the Real Property by a duly executed and acknowledged Deed (as defined in Section 6.3.1 below). A condition to Buyer’s obligations under this Agreement is the issuance by First American Title Insurance Company whose address is 777 South Figueroa Street, 4th Floor, Los Angeles, California 90017 (Attention: Maurice Neri) (the “Title Company”) to Buyer of a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance (with the general exceptions deleted) insuring fee simple title to the Real Property in Buyer with liability in the amount of the Purchase Price, subject only to such exceptions as Buyer shall have approved pursuant to Section 3.2 below (the “Permitted Exceptions”), and without survey exceptions (the “Title Policy”); provided, however, Buyer agrees to accept the Title Policy without creditor’s rights coverage. The Title Policy shall provide full coverage against all labor, mechanics’ and materialmen’s liens, and contain such endorsements as Buyer may reasonably require, including any endorsements required as a condition to Buyer’s approval of any title exceptions pursuant to Section 1.6 below (the “Endorsements”). Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given or deemed given by Buyer hereunder, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Closing Date all labor, materialmen’s and mechanics’ liens, mortgages, deeds of trust and other monetary encumbrances, assessments and/or indebtedness, except for real estate taxes and assessments not yet due or payable (the “Pre-Disapproved Exceptions”).

3.2           Procedure for Approval of Title.   Seller shall, no later than five (5) days following the Effective Date (the “Title Delivery Date”), provide to Buyer a title insurance commitment for the Property (the “Commitment”), together with access to all of the recorded items identified as exceptions therein (the “Title Documents”). Within five (5) business days following the Effective Date, Seller shall furnish Buyer with a copy of the most recent survey of the Real Property in Seller’s possession (the “Prior Survey”, and if no New Survey is obtained, the “Survey”), and on or before the expiration of the Due Diligence Period, Buyer may at its option obtain a current as-built survey (a “New Survey”, and collectively with the Prior Survey, the “Survey”) of any or all of the Land and the Improvements by a registered land surveyor. Buyer shall pay all costs and expenses incurred in obtaining a New Survey. Buyer shall have forty five (45) days after the Effective Date to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter that is unacceptable to Buyer (each, a “Title Defect”, and collectively, the “Title Defects”), then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, that if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title, then Buyer shall be deemed to have objected to all exceptions to title or other conditions or matters which are described in the Title Documents or shown on the Survey. Seller may, at its sole option, elect, by written notice given to Buyer within five (5) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove, or agree to cure and

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remove by Closing, the Title Defects; provided, however, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any Title Defect that attaches to the Property subsequent to the conclusion of the Title Review Period. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any Title Defects that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of Seller’s Notice Period waiving any Title Defects Seller has not elected to cure shall be deemed an election by Buyer to waive its objections as to all Title Defects that are (x) not Pre-Disapproved Exceptions and (y) Seller has not agreed to release or cure. If at any time prior to the Closing Date, Buyer receives a new, updated or supplemental Commitment or Survey (including the initial version of the Survey) and such new, updated or supplemental Commitment or Survey discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within five (5) business days after receiving such initial version, new, updated or supplemental Commitment or Survey, as the case may be, deliver to Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto. If any of the time periods set forth in this Section 3.2 extend beyond the expiration of the Due Diligence Period, Buyer shall nevertheless be afforded any rights (including termination of this Agreement and return of the Deposit) on the terms set forth in this Section.

4.            Due Diligence Items.

4.1           Due Diligence Items.   Seller shall, on or before three (3) business days after the Effective Date (the “Delivery Date”), deliver or otherwise make available to Buyer all of the information regarding the Property as Buyer shall reasonably request, including any preliminary title reports, a detailed delinquency report (“Delinquency Report”), copies of existing licenses and permits (including without limitation any assisted living facility license required to operate the Community the “License”), and such other items as are set forth on Exhibit F (collectively, the “Due Diligence Items”). With respect to the Due Diligence Items listed on Exhibit F which are listed as being “N/A”, it is acknowledged that such items are not currently in Seller’s possession and accordingly, Buyer is not expecting such items to be provided by Seller during the Due Diligence Period; provided, however, to the extent that such items become available to Seller during the term of this Agreement, Seller agrees that it will deliver such items to Buyer at such time. Developed Land Seller has attached hereto as Exhibit G the rent roll for the Community as of the end of July 2013 (“Rent Roll”).

5.            Inspections.

5.1           Procedure; Indemnity.   Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Property at any time during the period beginning on the Effective Date and expiring on the later of (i) the date forty-

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five (45) days after the Effective Date or (ii) the expiration of the Title Review Period (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date or if the Title Documents and Survey are not delivered by the Title Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the original Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the applicable Delivery Date but in no event to a date more than seventy five (75) days after the Effective Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Property at all reasonable times during the Due Diligence Period in order to conduct Resident/Tenant interviews (Resident/Tenant interviews will be conducted after notice to and approval by Seller, not to be unreasonably withheld, conditioned or delayed), engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer, except for any Claims against Seller based upon any pre-existing conditions merely discovered by Buyer or any obligations and liabilities of Seller.

5.2          Approval.

5.2.1           Buyer shall have until the conclusion of the Due Diligence Period to approve or disapprove of the Inspections, Due Diligence Items and the economic feasibility of the Property. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving Buyer’s due diligence in Buyer’s sole and absolute discretion, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer and the Parties shall be relieved of any further obligation to each other with respect to the Property. Upon termination, Escrow Holder shall, without any further action required from any Party, return all documents and funds, including the Deposit, to the Party who deposited same and no further duties shall be required of Escrow Holder.

5.2.2           Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Property within five (5) business days following the termination of this Agreement.

5.2.3           On or before the expiration of the Due Diligence Period Buyer may deliver a written notice to Seller (the “Contracts Notice”) identifying those service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements or rights related to the construction, ownership, use, operation, occupancy, maintenance, repair or development of each Property (collectively, the “Service Contracts”) listed on Schedule 5.2.3 that Seller shall assign to Buyer and that Buyer shall assume as of the Closing Date (such designated Service Contracts shall be collectively referred to herein as the “Assigned Contracts”). All Assigned Contracts shall be

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listed on a Schedule to the “Assignment Agreement” (as hereinafter defined). All Service Contracts that are not Assigned Contracts (the “Terminated Contracts”) shall be terminated at Closing by Seller whereupon the Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. Notwithstanding the foregoing, Buyer shall be solely responsible for the payment of any such cancellation fees or penalties with respect to AT&T Wireless/ New Cingular Wireless, Comcast, Pitney Bowes and Tyco/SymplexGrinnell. If Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, all Service Contracts will be Terminated Contracts.

6.            Escrow.

6.1           Opening of Escrow. The sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall constitute the joint escrow instructions between the Parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days after receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2           Closing Date. The consummation of the purchase and sale of the Property (the “Closing”) shall occur on the first business day of a month following the date that is fifteen (15) days after the expiration of the Due Diligence Period; provided, however, that so long as Buyer is using commercially reasonable efforts to procure the “Required Governmental Approvals” (as hereinafter defined), Buyer shall have the right to extend the “Closing Date” (as hereinafter defined) until the date five (5) business days after Buyer has procured all such Required Governmental Approvals, but in no event beyond the date that is ninety (90) days after the expiration of the Due Diligence Period (the “Outside Closing Date”). In the event Buyer terminates this Agreement due to a failure to procure the Required Governmental Approvals by the Outside Closing Date, the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either Party hereto. The date upon which the Closing shall actually occur is referred to as the “Closing Date”.

6.3           Seller Deliveries. No later than one (1) business day prior to the Closing Date (or such earlier date as is specified in any subsection below), Seller shall deliver to Escrow Holder the following:

 6.3.1           One (1) original Special Warranty Deed, in the form attached hereto as Exhibit B (the “Developed Land Deed”), for the Developed Land, duly executed and acknowledged by Developed Land Seller and in proper form for recording, conveying fee title to the Developed Land to Buyer, and one (1) original Special Warranty Deed in the same form (the “Undeveloped Land Deed”, and together with the Developed Land Deed, individually and

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collectively, the “Deed” or “Deeds”), for the Undeveloped Land, duly executed and acknowledged by Undeveloped Land Seller and in proper form for recording, conveying fee title to the Undeveloped Land to Buyer;

6.3.2           Assignment Agreement.   Two (2) originals of a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assignment Agreement”), duly executed by each Seller;

6.3.3           Transferor’s Certification of Non-Foreign Status.   One (1) original certification as to Developed Land Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder (“Internal Revenue Code”), and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (“Developed Land Seller FIRPTA”) and one (1) original certification as to Undeveloped Land Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (“Undeveloped Land Seller FIRPTA”, and together with the Developed Land Seller FIRPTA, the “FIRPTAs”;

6.3.4           Residents/Tenant Notice.   One (1) original letter, in a form approved by Buyer, duly executed by Developed Land Seller (and, to the extent requested by Buyer, either counter-signed by Buyer or attaching an additional letter from Buyer), advising the Residents and Tenants of the change in ownership of the Community (provided that the Parties agree that this notice shall be sent out at such earlier date as is required by applicable law, to the extent required);

6.3.5           Rent Roll; Delinquency Report.   At least three (3) business days prior to Closing, one (1) original updated Rent Roll and updated Delinquency Report, each certified by Developed Land Seller as being true and accurate as of the Closing Date;

6.3.6           Title Documents.   Such other documents and instruments, executed and properly acknowledged by either or both Sellers, as Title Company may require from Seller in order to issue the Title Policy;

6.3.7           Purchase Agreement Guaranty.   Two (2) originals of a Purchase Agreement Guaranty in the form attached hereto as Exhibit D (the “Purchase Agreement Guaranty”), duly executed by Lytle Enterprises, LLC;

6.3.8           Non-Compete Agreement.   Two (2) originals of a Non-Competition Agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement”), duly executed by each Seller and the principals thereof;

6.3.9           Closing Statement.   A customary Closing Statement prepared by Escrow Holder and approved by Seller showing the payment of the Purchase Price by Buyer, all prorations and credits and the balance payable to Seller;

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6.3.10         Other Documents.   Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller.

6.4         Buyer Deliveries.   No later than one (1) business day prior to the Closing Date, Buyer shall deliver to Escrow Holder the following:

6.4.1           Purchase Price.   The balance of the Purchase Price, as adjusted by the prorations and adjustments provided for in this Agreement;

6.4.2           Assignment Agreement.   Two (2) originals of the Assignment Agreement, duly executed by Buyer;

6.4.3           Non-Compete Agreement.   Two (2) originals of the Non-Compete Agreement, duly executed by Buyer;

6.4.4           Title Documents.   On or before the Closing Date, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

6.4.5           Closing Statement.   A customary Closing Statement prepared by Escrow Holder and approved by Buyer showing the payment of the Purchase Price by Buyer, all prorations and credits and the balance payable to Seller; and

6.4.6           Other Documents.   Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, such as the Real Property Transfer Declaration (form TD 1000), provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

6.5         Post-Closing Deliverables.   Within one (1) business day after the Closing Date, Seller shall deliver to Buyer or make available to Buyer at the Property the following:

6.5.1           Keys.   All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

6.5.2           Contracts.   The original Leases, Assigned Contracts, Permits, Plans and Warranties; and

6.5.3           Records.   All records and files relating to the management or operation of the Property that are in Seller’s possession, including, without limitation, all Resident and Tenant files (including correspondence), employee files, property tax bills, and any existing calculations used to prepare statements of rental increases under the Leases.

6.6         Seller’s Costs.   Seller shall pay the following:

6.6.1           One-half (½) of Escrow Holder’s fee, costs and expenses;

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6.6.2           All realty transfer, recordation and documentary fees and taxes imposed on the Deeds, the conveyance of the Property or the transaction contemplated by this Agreement (including any sales or other tax related to the transfer of the Personal Property);

6.6.3           The premium cost for the Title Policy (including extended coverage) for the Property;

6.6.4           All costs incurred in connection with the prepayment, satisfaction or reconveyance of any loan encumbering the Property or any portion thereof, including, without limitation, all prepayment, reconveyance and recording fees, penalties or charges, and any legal fees associated therewith, and any other document(s) required by the Title Company in order to release Title Defects or New Title Defects;

6.6.5           All costs associated with the cure of any Title Defect and/or New Title Defect identified in Section 3.2 above that Seller has agreed to remove (collectively, “Curative Endorsements”);

6.6.6           All real estate commissions due in connection with this transaction pursuant to Section 22 below;

6.6.7           Seller’s attorneys’ fees; and

6.6.8           All other costs customarily borne by sellers of real property in the City and County of Denver, Colorado.

The provisions of this Section 6.6 shall survive the termination of this Agreement.

6.7         Buyer’s Costs.   Buyer shall pay the following:

6.7.1           One-half (½) of Escrow Holder’s fees, costs and expenses;

6.7.2           The cost of the Survey and the Endorsements (other than the Curative Endorsements);

6.7.3           Buyer attorneys’ fees; and

6.7.4           All other costs customarily borne by buyers of real property in the City and County of Denver, Colorado.

The provisions of this Section 6.7 shall survive the termination of this Agreement.

6.8          Prorations.

6.8.1           Items to Be Prorated.   The following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date and with Buyer receiving credit for or charged with the entire day of the Closing. Except as hereinafter expressly provided, all prorations shall be done on the basis of the actual number of days in the year in which Closing occurs for the actual number of days elapsed

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to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable:

(a)          Taxes and Assessments.   Seller shall pay, on or prior to Closing, any and all delinquent real estate and personal property taxes and assessments with respect to the Property. General real estate and personal property taxes and assessments that are due or accrue during the year in which the Closing occurs shall be prorated as of the Closing Date; provided, however, that Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property, including interest payable therewith, and including any bonds or assessments that may be payable after the Closing Date that are a result of or relate to the construction or operation of any Improvements or any public improvements that serve only the Property. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property: (i) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period to which such increase applies, (ii) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (iii) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. The prorations shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the Parties shall reprorate within ninety (90) days of the receipt of the tax bill for the current tax year.

(b)          Rents.   Buyer will receive a credit at Closing for all rents collected by Developed Land Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Developed Land Seller for accrued and unpaid rent or any other non-current sums due from Residents or Tenants until these sums are paid, and Developed Land Seller shall retain the right to collect any such rent provided Developed Land Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Developed Land Seller after the Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Residents or Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Residents and Tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date through the month in which such payment was made, and finally to any rent due to Developed Land Seller for the period prior to Closing Date.

(c)          Operating Expenses.   All operating expenses (including all charges under the Assigned Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

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(d)          Security Deposits; Prepaid Rents.   All deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Developed Land Seller’s actual possession or control and have not been otherwise applied by Developed Land Seller to any obligations of any Residents or Tenants under the Leases and any interest earned thereon which by law or the terms of the Leases could be required to be paid or refunded to Residents or Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing Date, Buyer shall assume full responsibility for all security deposits to be refunded to the Residents and Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases (collectively, “Abatements”) apply to any period after the Closing Date, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements based on actual rents as set forth in the Rent Roll. In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), Developed Land Seller will, at Closing, cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such Non-Cash Security Deposits. In the event that Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Closing until the Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle Buyer, as landlord, to draw on the Non-Cash Security Deposit.

(e)          Utility Charges.   Utility charges for which Seller is liable, if any, shall be prorated at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to the Closing Date) or, if unmetered, on the basis of a current bill for each such utility.

(f)          Employee Costs.   Except for “Accrued Employee Benefits” (as hereinafter defined), for which Buyer shall receive a credit at Closing, there shall be no adjustment for wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed by Developed Land Seller or Property Manager; it being the intent of the parties that Buyer shall have no liability or obligation with respect to any employee of Seller or the Property Manager prior to Closing, except as expressly set forth in Section 9.2. With respect to only those employees who are to be-hired by Buyer, Buyer shall provide a credit to Developed Land Seller at Closing for such employees’ benefits which relate to the period from and after the Closing Date through the end of the calendar month in which Closing occurs, which benefits are to be maintained by Developed Land Seller in accordance with Section 9,.2 hereof.

(g)          Leasing Costs.   Developed Land Seller shall pay all tenant improvement allowances and leasing commissions with respect to premises leased by the Residents and Tenants pursuant to the Leases in effect prior to the Closing Date, to the extent that such tenant improvement allowances and leasing commissions are unpaid as of the Closing Date.

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6.8.2           Calculation; Reproration.   Escrow Holder shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The Parties shall attempt in good faith to reconcile any differences or disputes regarding such estimated closing statement no later than one (1) business day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the Parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within ninety (90) days after the Closing Date, and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such Party.

6.8.3           Items Not Prorated.   Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.8.2 above.

6.8.4           Indemnification.   Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 6.8.

6.8.5           Survival.   This Section 6.8 shall survive the Closing.

6.9         Duties of Escrow Holder.   Escrow Holder’s Obligations at Closing. Escrow Holder shall undertake the following at or promptly after Closing:

6.9.1           If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;

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6.9.2           Cause the Deeds and any other recordable instruments which the Parties so direct to be recorded in the Official Records of the Recorder of the County in which the Property is located. If permitted by applicable law, Escrow Holder is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deeds, but to pay on the basis of a separate affidavit of the applicable Seller not made a part of the public record;

6.9.3           Cause each non-recorded document to be delivered to the Party acquiring rights thereunder, or for whose benefit such document was obtained, unless there are sufficient fully executed counterparts so that each Party executing the same can receive its own fully executed counterpart;

6.9.4           Deliver the Title Policy to Buyer as soon as practicable; and

6.9.5           Deliver to Seller the Purchase Price, as adjusted by the prorations and adjustments provided for in this Agreement, and such other funds, if any, as may be due to Seller by reason of credits under this Agreement.

6.9.6           Comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code, Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes hereof, Developed Land Seller’s and Undeveloped Land Seller’s tax identification numbers are, respectively: 91-1728584 and 20-4460522. Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorneys’ fees and other litigation expenses, arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

7.            Seller Representations, Warranties, and Covenants.

7.1          Representations and Warranties.   Each Seller, as indicated, hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

7.1.1           Organization and Authorization.   Each Seller is a limited liability company, duly formed and validly existing under the laws of the State of Washington and, to the extent required under applicable law, authorized to do business in the State of Colorado. Each Seller has full power and authority to enter into this Agreement, to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by each Seller have been duly and validly authorized by all necessary action on the part of the each Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which either Seller is a Party or otherwise bound. This Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance

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with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2           No Conflicting Agreements.   The execution and delivery by each Seller of, and the performance of and compliance by each Seller with, the terms and provisions of this Agreement, do not (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, either Seller’s organizational documents, or any other agreement or instrument to which either Seller is a Party or by which all or any part of the Property is bound, (b) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (c) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to either Seller or the Property, (d) constitute a violation of any judgment, decree or order applicable to either Seller or specifically applicable to the Property, or (e) require the consent, waiver or approval of any third Party.

7.1.3           Title.   Each Seller has good, marketable and indefeasible title to its portion of the Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of first offer, rights of reverter, purchase options or other similar rights or options relating to the Property or any interest therein. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Leases, each Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of its portion of the Property, without material complaint or objection by any person.

7.1.4           FIRPTA.   Each Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.

7.1.5           Employees.

 (a)          Following the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by either Seller or Property Manager or either of their respective affiliates in connection with the Property. All of the “Community Employees” (as hereinafter defined) are at-will, common law employees of Developed Land Seller.

 (b)          (i) Neither Seller nor the Property Manager has agreed to recognize any union, works council or other collective bargaining unit, nor has any union, works council or other collective bargaining unit been certified as representing any “Community Employees” (as hereinafter defined), and (ii) to the knowledge of each Seller, there is no organizational effort being made or threatened by or on behalf of any labor union or works council with respect to Community Employees. There is no labor strike, slowdown, work stoppage, material grievance or lockout actually pending or, to the knowledge of each Seller, threatened against either Seller or the Property Manager.

 (c)          As of the date hereof there is no filed complaint or lawsuit filed by or with respect to any Community Employee pending against either Seller or the Property Manager with respect to violation of any federal, state or local law relating to employment matters.

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7.1.6           Litigation.   Except as set forth on Schedule 7.1.6 attached hereto (i) there are no actions or suits, or any proceedings or investigations by any governmental agency or regulatory body pending against either of the Sellers or the Property; (ii) no HIPDB adverse action reports have been issued to either of the Sellers or the Community; (iii) neither Seller has received notice of any threatened actions, suits, proceedings or investigations against either of the Sellers or the Community at law or in equity, or before any governmental board, agency or authority which, if determined adversely, would materially and adversely affect the Community or title to the Community (or any part thereof), the right to operate the Community as presently operated; (iv) there are no unsatisfied or outstanding judgments against either of the Sellers or the Community; (v) there is no labor dispute materially and adversely affecting the operation or business conducted by either of the Sellers or the Community; and (vi) neither Seller has knowledge of any facts or circumstances which might reasonably form the basis for any such action, suit or proceeding.

7.1.7           Compliance with Laws and Environmental Conditions.   Except as expressly set forth in the Due Diligence Items, to Seller’s knowledge the Property is not in violation in any material respect of any laws, orders, rules or regulations, ordinances or codes of any kind or nature whatsoever (collectively, “Laws”) including, without limitation, (i) laws relating to “Hazardous Materials” (as hereinafter defined) (“Environmental Laws”) (ii) laws relating to the Property or the ownership, operation or licensure thereof (including, without limitation, building, fire, health, occupational safety and health, zoning and land use, planning and environmental laws, orders, rules and regulations); (iii) any covenants, conditions, restrictions or agreements affecting or relating to the ownership, use or occupancy of the Property; or (iii) any order, writ, regulation or decree relating to any matter referred to in (i) or (ii) above. With respect to the Property, except to the extent set forth in the Due Diligence Items, if at all: (a) to Seller’s knowledge, there have been no releases or threatened releases of Hazardous Materials on, from or under the Property during either Seller’s ownership of its portion of the Property, except in compliance with all Environmental Laws; (b) no Hazardous Materials have been or are being used, generated, stored or disposed of at the Property during either Seller’s period of ownership of its portion of the Property, except in compliance with all Environmental Laws; (c) intentionally deleted; (d) no permit is or has been required from the Environmental Protection Agency or any similar agency or department of any state or local government for the use or maintenance of any Improvements; (e) to Seller’s knowledge, underground storage tanks on or under the Property, if any, have been and currently are being operated in compliance with all applicable Environmental Laws; (f) any closure, abandonment in place or removal of an underground storage tank on or from the Property was performed, to Seller’s knowledge, in compliance with applicable Environmental Laws, and any such tank had no release contaminating the Property or, if there had been a release, the release was remediated in compliance with applicable Environmental Laws to the satisfaction of regulatory authorities; and (g) no summons, citation or inquiry has been made by any such environmental unit, body or agency or a third party demanding any right of recovery for payment or reimbursement for costs incurred under CERCLA or any other Environmental Laws, and the Property is not subject to the lien of any such agency. Developed Land Seller has been informed by a building inspector that there may be asbestos in the building. Neither Seller makes any representations and provides no warranties whatsoever with respect any potential asbestos at the Property. “Disposal” and “release” shall have the meanings set forth in CERCLA. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances”, “toxic materials”,

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“hazardous waste”, “hazardous substances”, “pollutants”, or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601, et seq.), the Clean Air Act, as amended (42 U.S.C. § 1251, et seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. During each Seller’s period of ownership of its portion of the Property, no part of the Property was used by either of the Sellers, and to Seller’s knowledge, no part of the Property has been used, either during or prior to Seller’s ownership of the Property, or by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except for the use and storage of routine cleaning and other supplies used in the normal operation of the Community in accordance with applicable laws and as may be disclosed in the Due Diligence Items.

7.1.8           Unpaid Claims.   There are no unpaid bills, claims, or liens in connection with any construction or repair of the Property except for those that will be paid in the ordinary course of business prior to the Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.9           Intentionally Deleted.

7.1.10         Zoning.   To Seller’s knowledge, the zoning of the Property permits the current building and use of the Property.

7.1.11         Leases.   As of the date of this Agreement there are no Residency Agreements or other Leases other than those described on the Rent Roll. To Seller’s knowledge, the Rent Roll is true, accurate and complete in all material respects as of the date hereof. Except as otherwise specifically set forth in the Rent Roll:

 (a)          to Seller’s knowledge, the Leases are in full force and effect and none of them has been modified, amended or extended;

 (b)          excluding notices of late rent payments, Seller has neither sent written notice to any Resident or Tenant of the Community under a Lease, nor received any written notice from any such Resident or Tenant, claiming that such Resident or Tenant, or Developed Land Seller, as the case may be, is in default, in any material respect which default remains uncured;

 (c)          there are no Security Deposits or other deposits under any Leases other than those set forth in the Rent Roll; and

 (d)          no leasing commission shall be due for any period subsequent to the Closing other than for lease extensions, expansions or renewals exercised after the Closing, which commissions shall be paid by Buyer.

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7.1.12         Condemnation Proceedings.   There are no presently pending or, to either Seller’s knowledge, contemplated proceedings to condemn or assess the Property or any part of it, or any utilities, sewers, roadways or other public improvements serving the Property.

7.1.13         Utilities.   To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Property are connected to the Property and are adequate to service the Property in its present use and normal usage by the Residents, Tenants and occupants of the Property. There is no pending or, to the knowledge of Seller, threatened governmental or third-party proceeding directly involving either Seller which would impair or result in the termination of such utility availability.

7.1.14         Permits.   To Seller’s knowledge, each Seller has all material licenses, permits (including, without limitation, all building permits, occupancy permits and facility licenses), easements and rights-of-way which are required in order to continue the present use of the Property and ensure adequate vehicular and pedestrian ingress and egress to the Property. To Seller’s knowledge, except as otherwise disclosed to Buyer in writing, each Seller holds all material government authorizations, if any, necessary for the operation of the Property in accordance with its current uses.

7.1.15         Service Contracts.   Except for the Leases set forth on the Rent Roll (and those Leases that may be subsequently entered into pursuant to Section 7.3.3 below and the Service Contracts set forth on Schedule 5.2.3, neither Seller has entered into any agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof that would bind Buyer after the Closing Date. Neither Seller has delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Service Contracts which alleged default remains uncured. Seller has delivered or made available to Buyer a true, correct and complete copy of each of the Service Contracts (including all amendments thereto).

7.1.16         Personal Property.    Developed Land Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

7.1.17         Affordable Housing Units.   To Seller’s knowledge, the Property is not subject to any restriction or covenant requiring that any units in the Facility be leased or reserved for lease as an affordable housing unit or for low or moderate income residents.

7.1.18         Rights.   Neither Seller has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights”, “excess floor area ratio”, or other rights or restrictions relating to the Property except as may otherwise be disclosed as an exception set forth in the Title Policy for the Property.

7.1.19         Due Diligence Items.   The Due Diligence Items provided to Buyer do not contain, to Seller’s knowledge, any material inaccuracies. Seller has provided or

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made available to Buyer all of the Due Diligence Items in its possession or control and has not intentionally hidden from Buyer or destroyed any documents which Seller reasonably believes would be material to Buyer’s decision to waive the Due Diligence contingency set forth in Section 5 above.

7.1.20         Patriot Act Compliance.   To the extent applicable to each Seller, each Seller has complied with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to either Seller. Neither Seller is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

7.1.21         Completion Obligations.   On the Closing Date, there will be no written or oral contract made by either Seller for any improvements, including capital improvements, to the spaces covered by the Leases, to the Property, or for offsite improvements related to the Property, which have not been fully completed and paid for or a credit given to Buyer at Closing in the amount sufficient to complete the improvement.

7.1.22         Certificate of Need; Operator License.   To Seller’s knowledge, a certificate of need (C.O.N.) is not required in connection with the current operation of any building or any other structure or business located on the Land; however, a License is required to operate the Community, and Developed Land Seller will provide a copy of an unexpired License to Buyer by the Delivery Date.

7.1.23         No Redemption.   Upon conveyance of the Property to Buyer, neither of the Sellers, nor anyone claiming by, through or under them shall have any right of redemption in the Property, and each Seller and all such persons or entities will be estopped from asserting any claim to or right of redemption against the Property.

7.1.24         Parties in Possession.   There are no parties in possession of the Property or any portion thereof other than each Seller and the Residents and any tenants under any Leases.

7.1.25         Financial Statements.   Seller has delivered to Buyer copies of the financial statements of each Seller and the Community that, to Seller’s knowledge, are true, correct and complete in all material respects, on a consolidated basis to the extent applicable, as of and for the fiscal years ended December 31, 2010, 2011, 2012 and 2013 (through June) (the “Financial Statements”). To Seller’s knowledge, the Financial Statements fairly present the

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financial position of each Seller and the Property as of the respective dates and the results of operations for the periods then ended in conformance with Seller’s accounting practices applied on a basis consistent with prior periods. To Seller’s knowledge, no material adverse change has occurred since the furnishing of the Financial Statements. To Seller’s knowledge, the Financial Statements do not contain any untrue statement or omission of a material fact and are not misleading in any material respect.

7.1.26         Licenses.   As of the date hereof, the governmental permits, licenses and approvals (including the License) listed on Schedule 7.1.26 are held by Developed Land Seller or Property Manager (collectively, the “Current Permits”). Developed Land Seller has not received (either directly or delivered to Developed Land Seller by the Property Manager) since January 1, 2009 any written notice from a governmental authority (including without limitation, the Colorado Department of Public Health and Environment and the Colorado Department of Public Safety) alleging any violation under any Current Permits that has not been previously remedied or stating any intention to cancel, terminate, suspend, or not renew any of the Current Permits. There are no open or outstanding plans of correction with respect to the Property.

7.1.27         Health Regulatory Compliance.

 (a)          To Seller’s knowledge, no Resident fees are paid to Developed Land Seller by Medicare or Medicaid reimbursement. Developed Land Seller makes no representation or warranty herein with respect to any governmental assistance or third party payor program that may make any payment to any resident or such resident’s family (and not to Developed Land Seller). To Seller’s knowledge, Developed Land Seller has not received written notice that any action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or threatened against Developed Land Seller or any of Seller’s Affiliates in connection with the Community.

 (b)          To Seller’s knowledge, Developed Land Seller has complied in all material respects with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and, since January 1, 2001, with all applicable regulations promulgated under HIPAA and all applicable state privacy laws.

 (c)          Sellers have not applied for or received a waiver from any applicable regulations relating to the Property, the Community or its operations. Seller maintains all insurance, including, without limitation, professional liability insurance required in connection with all Licenses for the Property.

7.2           Definition of “Seller’s knowledge”; Survival.   As used in this Agreement, the phrases “Seller’s knowledge” or “to the knowledge of Seller” means the actual knowledge of Charles S. Lytle and Jill Ashton; provided that within fifteen (15) days of the Effective Date, Charles S. Lytle or Jill Ashton shall consult with and discuss the representations and warranties set forth in Section 7.1 with the General Manager and any information communicated to Charles S. Lytle or Jill Ashton by the General Manager during such consultation which renders any of the representations or warranties to be materially inaccurate shall be in turn communicated to

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Buyer in writing prior to the expiration of such fifteen (15) day period and the representation and warranty shall be deemed modified to reflect the information communicated to Buyer by Seller or the General Manager. The foregoing representations and warranties of each Seller are made by each Seller, as appropriate, as of the date hereof and again as of the Closing Date, shall survive the Closing for a period of eighteen (18) months and shall not be merged as of the Closing Date hereunder.

7.3          Covenants of Seller.   Each Seller, as applicable, hereby covenants from and after the Effective Date and through the Closing Date as follows:

7.3.1           Seller Insurance.   To cause to be in force professional liability insurance as required by applicable regulations, fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2           Maintenance.   To maintain any building constituting an Improvement on the Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

7.3.3           Leasing.   To not enter into any new Non-Residency Lease with respect to the Property, without Buyer’s prior written consent. The exercise of a mandatory renewal option, shall not be considered a new Lease. Developed Land Seller shall not, subsequent to the expiration of the Due Diligence Period, without Buyer’s prior written consent, (a) enter into any new Residency Agreement for a unit with a first-time tenant unless the Residency Agreement is for a period of no more than one year and has an effective rental rate consistent with Developed Land Seller’s current practice; or (b) enter into, amend, renew or extend any Residency Agreement with an existing unless the residency agreement is for a period of not more than one year and has an effective rental rate for the amended, renewal or extension term consistent with Developed Land Seller’s current practice; (c) terminate any Residency Agreement except by reason of a default by the Resident thereunder or by reason of the provisions contained in the Residency Agreement, or (d) enter into, modify or amend any Leases that are not Residency Agreements.

7.3.4           Liens.   To not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions).

7.3.5           Agreements.   To not, without Buyer’s written approval (a) amend, modify, renew, extend or waive any right under any Service Contract, or (b) enter into any service, operating or maintenance agreement affecting the Property that would survive the Closing except for such agreements that may be cancelled or terminated by Seller, without penalty, by notice of thirty (30) days or less.

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7.3.6           Obligations.   To fully and timely comply in all material respects with all obligations to be performed by it under all of the Leases, Service Contracts, Permits, Warranties licenses, approvals and laws, regulations and orders applicable to the Property.

7.3.7           Notices.   To provide Buyer with copies of (a) any default letters sent to or received from Residents or Tenants, and (b) any copies of correspondence received from a Resident or Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease, and (c) notices of bankruptcy filings received with respect to any Resident or Tenant.

7.3.8           Operations.   To operate the Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.9           Terminated Contracts.   To terminate the Terminated Contracts as of the Closing Date.

7.3.10         Required Government Approvals.   Developed Land Seller shall cooperate with and do all things reasonably practicable to assist Buyer in its efforts to obtain all of the regulatory approvals and licenses of Governmental Authorities necessary to operate the Community (collectively, the “Required Governmental Approvals”); provided, however, that, neither Developed Land Seller nor Buyer, their affiliates shall be required to make payments or incur any other liability to pursue or secure any such Required Governmental Approvals beyond any required application fees incurred in connection with obtaining such Required Governmental Approvals (which application fees shall be Buyer’s responsibility). Developed Land Seller further agrees to assist Buyer in any post-Closing transition with respect to the Required Government Approvals for a period up to sixty (60) days after the Closing Date subject to the same foregoing limitations.

8.            Buyer Representations and Warranties.   Buyer hereby represents and warrants to Seller as of the date hereof that:

8.1           Organization and Authorization.   Buyer is a corporation duly organized and validly existing under the laws of the State of Arizona. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.2           No Conflicting Agreements.   The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a Party or otherwise bound. To Buyer’s knowledge, Buyer’s acquisition of the Property will not cause any violation by Buyer or its members of the requirements of ERISA.

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8.3           Patriot Act Compliance.   To the extent applicable to Buyer, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns, or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

9.           Conditions Precedent to Closing; Status of Employees at Closing.

9.1          Conditions Precedent.   The obligation of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the fulfillment, on or before the Closing Date, of all of the conditions set forth in this Section 9.1 (“Buyer’s Closing Conditions”), any or all of which may be waived by Buyer in its sole and absolute discretion:

9.1.1           Representations, Warranties and Covenants.   All of the representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and each Seller shall have fully complied with all of its duties and obligations contained in this Agreement.

9.1.2           Title.   There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or Title Defect affecting the Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied as of the Closing Date.

9.1.3           Title Policy.   On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy in accordance with the requirements of Section 3.2.

9.1.4           Management Agreements and Employees.   Any management agreement or leasing agreement affecting the Community shall be terminated by Developed Land Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Developed Land Seller. Buyer has no obligation to hire any existing employees (including any employees of Developed Land Seller or Property Manager) at the Community.

9.1.5           Zoning.   There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.6           Adverse Actions.   Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property and materially and

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adversely affects the Property after the Closing Date, or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance (subject to commercially reasonable deductibles paid Seller) and Seller provides a written commitment to assign all proceeds therefrom to Buyer and add Buyer as an additional insured party under such insurance policy.

9.1.7           Bankruptcy.   As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

9.1.8           Warranties.   Seller shall have caused all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers to be assigned to Buyer effective as of the Closing Date, to the extent such warranties and guaranties are assignable.

9.1.9           Required Governmental Approvals.   All Required Governmental Approvals shall have been obtained by Buyer and shall be in full force and effect. Buyer shall have filed and submitted to the appropriate governmental authorities complete applications for all Required Governmental Approvals by the expiration of the Due Diligence Period. If Buyer fails to file and submit such applications by the expiration of the Due Diligence Period, Seller shall have the right to terminate this Agreement in which case the Deposit shall be returned to Buyer.

9.1.10         ERISA.   Buyer shall be satisfied that its acquisition of the Property will not cause any violation by Buyer or its members of the requirements of ERISA.

9.2          Employees

9.2.1           All employees are employees of Developed Land Seller (“Community Employees”). Developed Land Seller has provided Buyer with a complete and accurate list of Community Employees by position and the annual salary, benefit entitlements (if any) and other compensation payable to each Community Employee. All of the Community Employees are at-will, common law employees of Developed Land Seller.

9.2.2           Developed Land Seller shall cause Property Manager to terminate, on Developed Land Seller’s behalf, all employees employed at the Community (including without limitation the General Manager of the Community) effective as of the Closing Date and take such other action as may be required by any applicable laws, rules, regulations and orders so that Buyer shall have no liability for any matter concerning any employee which

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accrued and relates to the period occurring prior to Closing, except for accrued vacation, sick time and other accrued paid time off (“Accrued Employee Benefits”) related to any employee hired by Buyer at Closing, if any, with respect to which Buyer receives a credit in accordance with the provisions of Section 6.8.1(f) hereof, and the transactions contemplated by this Agreement shall not result in the payment or accelerate any payment to any Community Employees. In the event Buyer hires any Community Employees, then neither Developed Land Seller nor Property Manager shall have any liability for any matter concerning any employee which accrued and relates to a period occurring from and after Closing. Buyer has no obligation to hire any Community Employees. With respect to all Community Employees that are to be terminated at Closing, Developed Land Seller shall cause Property Manager to maintain all of such employees’ benefits through the end of the calendar month in which the Closing occurs, and the cost thereof shall be prorated in accordance with Section 6.8.1(f) hereof.

9.2.3           Notwithstanding any provision hereof to the contrary, Buyer shall have the right to meet with the General Manager, marketing/sales director or any other department director of the Community at any reasonable time after the Effective Date of this Agreement to discuss operational and other issues concerning the Community (but not employment arrangements or offers of employment until after the expiration of the Due Diligence Period) and to review the Community’s books and records. In addition, from and after the expiration of the Due Diligence Period, Buyer (and its prospective property manager) may meet with any employee of the Community to discuss employment arrangements and operational and other issues concerning the Community with any employee and Buyer’s property manager may, but shall have no obligation to, make offers of employment to any employee contingent upon Closing occurring hereunder and otherwise upon such terms and conditions of employment, compensation and benefits as Buyer shall determine in its sole discretion.

9.2.4           As of the Closing Date, there will be no filed complaint or lawsuit filed by or with respect to any Community Employee pending against Developed Land Seller or the Property Manager with respect to violation of any federal, state or local Law relating to employment matters that, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Developed Land Seller (or, following the Closing, Purchaser) to own or operate the Community or to continue to conduct the business currently conducted at the applicable Community, or the ability of Developed Land Seller to consummate the transactions contemplated hereby.

9.2.5           The parties do not believe the provisions of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) apply to this transaction and do not expect to incur any such liability as a result of actions taken or not taken prior to the Closing. Developed Land Seller shall indemnify and hold harmless Buyer from any loss, liabilities, debt, costs (including, but not limited to, attorneys’ fees) or any other amounts that Buyer may incur due to “employment losses”, as defined in the WARN Act, which occur prior to Closing; however, Developed Land Seller shall have no liability hereunder for “employment losses” which occur as a result of the termination of employees by Buyer after the Closing Date.

9.2.6           Neither Developed Land Seller nor Property Manager has any current liability, contingent or otherwise under Title IV of ERISA. Within the six (6) years preceding the Closing Date, neither Developed Land Seller nor Property Manager (nor any

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ERISA Affiliate of Developed Land Seller or Property Manager) has been a party to, or made any contributions to, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or any plan subject to Title IV of ERISA or Section 412 of the Code. “Seller Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, or any other material benefit arrangement (including any employment or consulting agreement, any arrangement providing for insurance coverage or workers’ compensation benefits, any incentive or deferred bonus arrangement, any arrangement providing termination allowance, severance pay, salary continuation for disability or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, any stock option or equity compensation plan, any deferred compensation plan, any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies) that is sponsored or contributed to by Developed Land Seller, by Property Manager or by an ERISA Affiliate of Developed Land Seller or Property Manager (or that has been maintained by such Person within the preceding six (6) years) covering Community Employees or former employees of Developed Land Seller or Property Manager (but only with respect to the Community Employees or former employees at the Community) or any of their ERISA Affiliates. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” means any person and/or such person’s subsidiaries or Affiliates or any trade or business (whether or not incorporated) that is under common control with such person or such person’s subsidiaries or Affiliates or that is treated as a single employer with such person or such person’s subsidiaries or Affiliates under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

9.2.7           Seller agrees to comply with the non-compete provisions set forth in the Non-Compete Agreement attached hereto as Exhibit E.

9.2.8           The provisions of this Section 9.2 shall survive the Closing or earlier termination of this Agreement.

10.         Damage or Destruction.   In the event that the Property should be damaged or destroyed by fire or any other casualty prior to the Closing Date, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the Parties (the “Cost of Repairs”), is (a) less than $250,000, then the Closing shall proceed as scheduled and (i) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase Price) at Closing, (ii) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (iii) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof; or (b) greater than $250,000, then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither Party shall have any further obligation to the other except for any obligations which expressly survive termination of this Agreement, or (ii) proceed as scheduled and (i) Seller shall cause all collected insurance proceeds, plus the cash amount of all associated deductibles, to be paid over to Buyer (or credited against the Purchase

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Price) at Closing, (ii) Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the Property at Closing, and (iii) Seller shall pay over to Buyer all insurance proceeds collected after the Closing by Seller promptly upon receipt thereof. In the event that the casualty is uninsured, Buyer may terminate this Agreement unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the Cost of Repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty. The provisions of this Section 10 shall survive the Closing.

11.         Eminent Domain.   If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within sixty (60) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either Party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither Party shall have any continuing obligations hereunder. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement. The provisions of this Section 11 shall survive the Closing.

12.         Notices.   All notices, demands, or other communications of any type given by any Party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section 12. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by electronic mail, or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the Party intended to be given notice shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

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Seller:	RC Manager, Inc.
10500 NE 8th Street, Suite 1700
Bellevue, WA 98004
Attention: Jill Ashton
Telephone: (425) 533-0793

With a copy to:	Perkins Coie, LLP
108855 NE 4th Street, Suite 700
Bellevue, WA 98004
Attention: Craig H. Shrontz
Telephone: (425) 635-1404

Buyer:	The Freshwater Group, Inc.
Attention: Carl Mittendorff
2020 W. Rudasill Road
Tucson, Arizona 85704
Email: carl@thefreshwatergroup.com

With a copy to:	Cox, Castle & Nicholson LLP
Attention: Kevin Kinigstein, Esq.
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Telephone: (310) 277-4222
E-mail: kkinigstein@coxcastle.com

If to Escrow Holder:	First American Title Insurance Company
777 S. Figueroa Street, Suite 400
Los Angeles, California 90017
Attention: Mr. Maurice Neri
Phone: (213) 271-1737
Fax: (714) 361-3603
E-mail: mneri@firstam.com

With respect to any notice sent by email, to constitute effective notice, the “subject line” of such notice must state “Formal Notice under Purchase and Sale Agreement”, and the sender of such notice shall use reasonable efforts to confirm that such email was received (such as a request for a confirmation email or a follow-up confirmation call).

13.         Remedies.

13.1         Seller Default.   If either Seller defaults in performing any covenants or agreements to be performed by such Seller under this Agreement or if either Seller breaches any representations or warranties made by such Seller in this Agreement, following notice to Seller and five (5) business days thereafter during which period such Seller may cure the default, Buyer may, in its sole and absolute discretion, avail itself of any and all rights and remedies available at law or in equity, including without limitation the right to terminate this Agreement and recover all damages proximately caused by such Seller’s breach or default and the right to continue this

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Agreement pending Buyer’s action for specific performance and/or damages hereunder, and no such remedy shall be deemed exclusive or to preclude the pursuit of any other remedy. Notwithstanding the foregoing, Buyer must file its specific performance action within six (6) months after the date of the notice of default, but a failure to do so does not limit Buyer’s other remedies set forth herein. Any damages to which Buyer is entitled shall include without limitation all due diligence costs, title, escrow, legal and inspection fees and any other expenses reasonably incurred by Buyer in connection with the performance of its due diligence review of the Property, including, without limitation, environmental and engineering consultants’ fees and the fees incurred in connection with the preparation and negotiation of this Agreement, but shall exclude any consequential or indirect damages except in the case of fraud or willful misconduct. The foregoing notwithstanding, no right to cure shall extend the Closing.

13.2         Buyer Default.   In the event the sale of the Property is not consummated solely because of a default under this Agreement on the part of Buyer following notice to Buyer and five (5) days thereafter during which period Buyer may cure the default, Seller may declare this Agreement terminated, in which case the Deposit shall be paid to and retained by Seller as liquidated damages. The Parties have agreed that Seller’s actual damages, in the event the sale of the Property is not consummated solely because of a default by Buyer, would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the Parties acknowledge that the Deposit has been agreed upon, after negotiation, as the Parties’ reasonable estimate of Seller’s damages and as Seller’s sole and exclusive remedy against Buyer, at law or in equity, in the event the sale of the Property is not consummated solely because of a default under this Agreement on the Party of Buyer and each Party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination.

INITIALS: Seller __________           Buyer __________

13.3        Indemnity.

13.3.1           Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers, trustees, members and retirants and the Property and the Community from and against any and all obligations, liabilities, claims, liens or encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses asserted by third parties (including attorneys’ fees), whether direct, contingent or consequential and no matter how arising (“Losses and Liabilities”) in any way (i) related to the Property and/or the Community and arising or occurring prior to the Closing; (ii) related to or arising from any act, conduct, omission, contract or commitment of either of the Sellers or Property Manager or their respective employees related to the Property; or (iii) resulting from any breach of representation or warranty or other breach or default by either of the Sellers under this Agreement.

13.3.2           Except for Losses and Liabilities arising directly or indirectly from or out of a circumstance resulting from a breach of any of either Seller’s representations or warranties, or which shall have arisen out of any aspect of the Property or the Community, its management or operations prior to Closing, Buyer shall hold harmless, indemnify and defend Seller, their successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities asserted by third parties in any way (i) related

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to the Property or the Community and arising or occurring after the Closing; (ii) related to or arising from any act, conduct, omission, contract or commitment of Buyer related to the Property; or (iii) resulting from any breach of representation or warranty or other breach or default by Buyer under this Agreement.

14.         Assignment.   Neither Seller shall assign any of its right, title, claim or interest in, to or under this Agreement. Buyer may assign any or all of its rights and obligations under this Agreement (or directly deed the Land and assign all of the Property) to any one or more persons or entities upon notice to Seller; provided, however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. For the avoidance of doubt, any provisions herein which state that all or any portion of the Property shall be assigned or transferred “to Buyer” shall be deemed to mean “to Buyer or its designee”.

15.         Interpretation and Applicable Law.   This Agreement shall be construed and interpreted in accordance with the laws of the State where the Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any Party hereto.

16.         Amendment.   This Agreement may not be modified or amended, except by an agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of the other Party hereunder, but any such waiver shall be effective only if in writing and signed by the Party waiving such conditions and obligations.

17.         Attorneys’ Fees.   In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.

18.         Entire Agreement; Survival.   This Agreement, including all Exhibits and Schedules attached hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the Parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the Parties hereunder and all other provisions of this Agreement shall survive the Closing or earlier termination of this Agreement, except as expressly limited herein.

19.         Counterparts.   This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the Parties.

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20.         Time Is of the Essence; Calculation of Time Periods.   Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the State(s) where the Property is located, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the State(s) where the Property is located. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

21.         Real Estate Commission.   Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other Party in connection with this transaction, and that neither Party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any Party with respect to the transaction contemplated hereby, except that Seller will pay a commission to VantAge Pointe Capital Management and Advisory, Inc. (“Broker”) under the terms of a separate agreement between Seller and Broker. Such commission shall be payable on the Closing Date from the proceeds of the Purchase Price deposited by Buyer. Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other Party by reason of a breach of the representation and warranty made by such Party in this Section.

22.         Severability.   If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

23.         Further Assurances.   Each Party will, whenever and as often as it shall be requested to do so by the other Party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement. The provisions of this Section 23 shall survive the Closing.

24.         Exclusivity.   Until the Closing Date or the date that this Agreement is terminated, neither Seller shall enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer, nor will either Seller solicit proposals from, or furnish any non-public information to, any person or entity other than each Seller’s agents, attorneys and lenders and Buyer regarding the possible sale of the Property.

25.         Non-Solicitation.   For the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Developed Land Seller covenants agrees that it shall not, nor shall it permit any of its Affiliates, or its successors and assigns, directly or indirectly, call on or solicit any Resident or Tenant of the Property for the purpose of leasing space to such Resident or Tenant at another property managed, operated or otherwise controlled

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by Developed Land Seller or its Affiliates. For the purposes of this Section 25, the term (a) “Affiliate” means any corporation, limited liability company, partnership, joint venture or other entity, regardless of how organized or identified, which is directly or indirectly controlled by Developed Land Seller, and (b) “control” means, when used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. The provisions of this Section 25 shall survive the Closing.

26.         No Option; Binding Effect.   The submission of this Agreement for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell. This Agreement shall have no binding effect and will only be effective upon Seller’s and Buyer’s execution and mutual receipt of the others executed version of this Agreement. Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.

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SIGNATURE PAGE to PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

SELLER:

HARVARD SQUARE, LLC, a Washington limited liability company

By:	RC Manager, Inc., a Washington corporation and its Manager

By:	/s/ Charles S. Lytle
Name:	Charles S. Lytle
Its:	President

UNDEVELOPED LAND SELLER:

LDEV, LLC, a Washington limited liability company

By: RC Manager, Inc., a Washington corporation and its Manager

By:	/s/ Charles S. Lytle
Name:	Charles S. Lytle
Its:	President

BUYER:

THE FRESHWATER GROUP, INC.,

an Arizona corporation

By:	/s/ Carl Mittendorf
Name:	Carl Mittendorf
Its:	Chief Investment Officer